Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated and effective as of June 30, 2015 between BAXTER INTERNATIONAL INC., a corporation organized under the laws of the state of Delaware with a primary address at One Baxter Parkway, Deerfield, Illinois 60015 (“Baxter”), and BAXALTA INCORPORATED, a corporation organized under the laws of the State of Delaware with a primary address at One Baxter Parkway, Deerfield, Illinois 60015 (“Baxalta”). All references to Baxalta herein shall include its Subsidiaries (and its and their respective permitted sublicensees) unless the context clearly indicates otherwise.

R E C I T A L S:

WHEREAS, Baxter and Baxalta have entered into that certain Separation and Distribution Agreement dated as of the date hereof (the “Distribution Agreement”) that, among other things, sets forth the terms and conditions pursuant to which the Baxalta Business is separated from the Baxter Business;

WHEREAS, Baxter or Subsidiaries of Baxter are the owners of the trademarks set forth in Schedule A to this Agreement and all other trademarks incorporating the trademarks set forth in Schedule A (collectively, the “Trademarks”);

WHEREAS, Baxalta owns certain trademarks (collectively, the “Baxalta Marks”);

WHEREAS, Baxalta and Baxalta Subsidiaries (hereinafter, “Baxalta”) are currently using the Trademarks in connection with the Baxalta Business and desire to obtain a license from Baxter (including on behalf of its applicable Subsidiaries) to allow them to continue to use the Trademarks in connection with the Baxalta Business after the Separation;

WHEREAS, Baxalta desires to obtain certain services from Baxter and its Subsidiaries following the Effective Time pursuant to the Ancillary Agreements (the “Ancillary Services”), and desires to license the Baxalta Marks to Baxter and its Subsidiaries in order to allow those services to be provided; and

WHEREAS, the Parties have entered into this Agreement setting out the terms and conditions upon which (i) Baxalta shall be permitted to continue its use of the Trademarks after the Separation and (ii) Baxter shall be permitted to use the Baxalta Marks after the Separation.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

1.	GRANT OF LICENSE

(a) Subject to and in accordance with the terms and conditions of this Agreement, Baxter hereby grants (including on behalf of its applicable Subsidiaries) to Baxalta and its applicable Subsidiaries, and Baxalta hereby accepts (including on behalf of its Subsidiaries), a worldwide, non-exclusive, terminable, royalty-free license to use the Trademarks during the Term (as defined herein) solely in connection with Baxalta Business in a manner consistent with the past practice of the Baxalta Business. Notwithstanding anything to the contrary herein, Baxalta and its Subsidiaries shall not (i) register domain names that incorporate the Trademarks or use the Trademarks in the address of any social media (e.g., Facebook, Twitter) or similar or successor media or (ii) use the Trademarks in any trade name, corporate name or “doing business as” name.

(b) Subject to and in accordance with the terms and conditions of this Agreement, Baxalta hereby grants to Baxter and its Subsidiaries, and Baxter hereby accepts, a worldwide, non-exclusive, sublicensable, assignable (in accordance with Section 7(d) and as set forth below), royalty-free license to use the Baxalta Marks; provided that such license shall be used only in connection with the good faith performance by Baxter or any of its Subsidiaries (or their applicable subcontractors, sublicensees and assignees) of the Ancillary Services in accordance with the terms of the Ancillary Agreements. Baxter and its Subsidiaries shall, subject to the immediately preceding sentence, use the Baxalta Marks as they may in their good faith judgment determine is necessary or desirable in connection with the performance of any of the Ancillary Services. Baxter hereby agrees that the Baxalta Marks are owned solely and exclusively by Baxalta in the same manner in all respects as Baxalta has agreed with respect to the Trademarks pursuant to Section 3 below. In addition to the assignment rights set forth in Section 7(d), Baxter and its Subsidiaries shall have the right to assign and/or sub-license the foregoing right and license, with the prior written consent of Baxalta (not to be unreasonably withheld), to one or more Third Parties for the sole purpose of performing the Ancillary Services under any Ancillary Agreement (and with Baxter guaranteeing the performance of such Third Party only if and to the extent provided under the applicable Ancillary Agreement pursuant to which the service is being provided); provided that such Third Party has agreed to comply with the applicable provisions of this Agreement; provided further, that Baxalta’s consent will not be required if Baxter or its applicable Subsidiaries use such Third Party to perform such services in connection with their continuing businesses or to the extent the terms and conditions of the applicable Ancillary Agreement provide for the expectation that a Third Party will perform such services. Baxalta hereby releases and agrees to indemnify and hold harmless Baxter, Baxter’s Subsidiaries and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Indemnitees”) from and against any and all Liabilities arising out of, or resulting from, Baxter’s or any of its Subsidiaries’ use of the Baxalta Marks during the term(s) of the Ancillary Agreements, except to the extent of any Liability that is an express obligation of Baxter or any of its Subsidiaries under the terms of the Ancillary Agreement pursuant to which such Liability arises (as though this Agreement were a part of such Ancillary Agreement). For the avoidance of doubt, all limitations on liability and related provisions of the applicable Ancillary Agreement pursuant to which a claim or Liability against Baxter or any of its Subsidiaries hereunder arises shall apply equally to this Agreement as though this Agreement were part of (and only included in) the Ancillary Agreement under which Baxter or its Subsidiaries is performing the Ancillary Services with the use of the Baxalta Marks. The indemnification described in this Section 1(b) shall be the sole and exclusive monetary remedy against the Indemnitees in connection with or arising pursuant to this Agreement or otherwise in connection with the license granted to Baxter and its Subsidiaries of the Baxalta Marks hereunder.

2.	USE OF THE TRADEMARKS

(a) Subject to the terms and conditions of this Agreement, Baxalta may continue to use the Trademarks (i) in the identical visual presentations (including not being larger in size), and (ii) on the same materials, including, but not limited to, the products themselves, packaging, labeling and promotional materials (collectively, “Materials”), as it is using the Trademarks in connection with the Baxalta Business as of the Effective Time. For purposes of clarity, Baxalta shall not, without Baxter’s prior written consent, (A) change, modify or create any variation of the Trademarks (or permit any such change, modification or variation), including by combining a Trademark with a prefix or suffix or modifying any word or term therein or (B) conjoin (or permit to be conjoined) any word or term with a Trademark so as to form a composite or combined trademark.

(b) Baxalta acknowledges that the Trademarks licensed hereunder have established valuable goodwill and that it is important to Baxter that this valuable goodwill and reputation be preserved. Accordingly, Baxalta agrees that the products or other Materials with which the Trademarks are used by Baxalta or its Subsidiaries (including, for the avoidance of doubt, their applicable permitted sublicensees) shall for the Term of the Trademark license meet quality, style and appearance standards that are substantially equivalent to or higher than those standards maintained by Baxter and its Subsidiaries immediately prior to the Distribution Date. Baxalta covenants and agrees that all of its and its Affiliates’ activities in connection with such Trademarks licensed to it by Baxter will be conducted in conformity with all applicable Laws. Baxalta and its Subsidiaries shall not do anything to prejudice or endanger the value or validity of the Trademarks, and shall not: (a) take, maintain or direct any action that is inconsistent with Baxter’s ownership of the Trademarks; (b) assert any claim of right in or ownership of the Trademarks or challenge Baxter’s right, title, interest in, or ownership of, its Trademarks or its registrations therefor; or (c) take any action that would diminish or dilute the value, reputation or goodwill of the Trademarks or that would otherwise denigrate the image and reputation of Baxter, tarnish the Trademarks or harm or disparage Baxter or any of its Subsidiaries (including with respect to any goodwill in the Trademarks).

(c) Baxalta agrees that the manufacture, sale and distribution of the Materials bearing the Trademarks, including the use of the Trademarks in advertising and promotional materials, shall continue to be in accordance with all applicable federal, state and local Laws and regulations.

(d) Any other use of the Trademarks by Baxalta or any of its Subsidiaries (or any of their sublicensees), including uses in a different visual presentation or on different Materials than in use as of the Effective Date (“New Uses”), is prohibited without the prior written approval of Baxter; provided, however, that to the extent such New Uses are reasonably necessary for regulatory reasons such approval is not to be unreasonably withheld. Baxalta and Baxter understand and agree (without limiting the written approval rights set forth in the immediately preceding sentence) that New Uses may be necessary in the ordinary course of business as a result of product extensions and expansions (including approvals of products in the pipeline) during the Term, and that Baxter’s consent and oversight of the use of the Trademarks (including for such New Use) shall include Baxter’s right to review samples and otherwise review the related use of the Trademarks. Baxalta shall cooperate with Baxter in its oversight and review of any use or requested use of the Trademarks, including with respect to any New Uses, including as Baxter deems necessary to maintain quality control over, and validity and enforceability with respect to, the Trademarks. Baxalta acknowledges and agrees that it and its Subsidiaries (and their respective sublicensees) shall be bound by any restrictions placed upon such New Uses by Baxter, including restrictions respecting the usage of the Trademarks and the quality of any Materials in connection with which the Trademarks are to be used.

(e) Baxter reserves all rights of reasonable review and inspection which are necessary to monitor and confirm compliance with this Agreement, including Sections 2(a) and 2(d), with respect to the Trademarks licensed to Baxalta hereunder. In addition, upon reasonable written request by Baxter from time to time, Baxalta shall furnish to Baxter, for its inspection, samples of products or materials that bear or are used in connection with the Trademarks and other information relating to the scope of usage of Trademarks by Baxalta thereof, including information regarding the jurisdictions in which the Trademark is then being used by Baxalta and a description of how the Trademarks are being used. Baxter shall have the right to direct Baxalta to immediately cease any particular use of such Trademark that Baxter reasonably determines is inconsistent with the rights granted to Baxalta hereunder and that has or reasonably could be expected to have a material and detrimental effect on the value, reputation or goodwill of such Trademark, or that would otherwise denigrate in any material respect the image and reputation of Baxter and such other party shall comply with such directions reasonably given by Baxter in accordance with the foregoing.

3.	PROPRIETARY RIGHTS

(a) Baxalta acknowledges and agrees that Baxter and its applicable Subsidiaries are the sole and exclusive owners of the Trademarks, and that Baxalta and its Subsidiaries (and no Third Party) shall receive no right, title or interest in and to the Trademarks, including any trademark, service mark, copyright or other proprietary rights as a result of this Agreement. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon Baxalta or any of its Subsidiaries by implication, estoppel or otherwise as to any of the Trademarks or any other intellectual property of Baxter or any of its Subsidiaries. Any and all goodwill arising from Baxalta’s or its Subsidiaries’ use of the Trademarks shall inure solely to the benefit of Baxter and neither during the term of the respective Trademark licenses nor after their termination or expiration shall either party assert any claim to Baxter’s Trademarks or such goodwill relating thereto as a result of the use of such Trademarks pursuant to the license granted to Baxalta hereunder. Each party agrees that all goodwill in the Trademarks licensed to Baxalta hereunder that may be held by Baxalta notwithstanding the foregoing is hereby assigned by Baxalta and its Subsidiaries (and their respective sublicensees) to Baxter, without the need for any further action by any person.

(b) Baxalta shall not, for any reason, whether during or after the termination of this Agreement, do or authorize another to do, any of the following: (i) represent to others in any manner that it owns or has any ownership rights in the Trademarks, (ii) apply for federal, state, or national registration of the Trademarks or any mark incorporating the Trademarks; or (iii) impair, dispute or contest the validity of Baxter’s or any of Baxter’s Subsidiaries right, title and interest in and to the Trademarks or any goodwill associated therewith.

(c) Only those rights specifically granted hereunder are granted to Baxalta and all other rights are expressly reserved by Baxter and its Subsidiaries.

(d) Baxalta shall not, and shall cause its Subsidiaries (and its and their respective sublicensees) to not, expressly or by implication, do business as or represent themselves as Baxter or any of its Affiliates, and shall ensure that there is no confusion that any of Baxalta or its Subsidiaries (or any of their respective sublicensees) are affiliated with Baxter or any of its Subsidiaries and, if such confusion occurs, shall promptly remediate such confusion.

4.	ENFORCEMENT; MAINTENANCE

(a) Baxalta will promptly notify Baxter of any apparent infringement of, or challenge to, any Trademark licensed to Baxalta or any unfair competition, passing off, dilution or impairment or unauthorized trademark application or registration with respect thereto that comes to the attention of Baxalta. Baxter will at all times have the right, in its sole discretion, to take whatever steps it deems necessary or desirable to protect any Trademarks from all harmful or wrongful activities of Third Parties. Such steps may include, but are not limited to, the filing and prosecution of: (i) litigation against infringement or unfair competition or passing off by Third Parties, (ii) opposition proceedings against applications for trademark or service mark registration for trademarks that are confusingly similar to any one or more of the Trademarks, (iii) cancellation proceedings against registration of trademarks that are confusingly similar to any one or more of the Trademarks and (iv) other appropriate administrative actions. Baxalta shall cooperate with Baxter, at Baxter’s reasonable request, in any such actions. Except as set otherwise forth in this Agreement (including Baxter’s rights to indemnification described herein), Baxter shall be responsible for Baxalta’s reasonable costs and expenses incurred in such cooperation.

(b) Baxter shall at all times have the right, but not the obligation, to take whatever steps it deems necessary or desirable to defend all claims that the use of the Trademarks infringe, dilute, or constitute unfair competition or passing off with respect to the rights of a Third Party. Baxalta shall have the right to participate in such defense at its own expense to protect its rights under this Agreement relating to the Trademarks. If Baxalta is named as a party to such claim and Baxter is not so named, Baxter shall have the right to defend such action at its own expense, subject to Baxalta’s right to participate in such defense at its own expense. Each party shall cooperate, at the other party’s reasonable request, in such defense, and the other party shall be responsible for the cooperating party’s reasonable expenses (subject to Baxter’s rights to indemnification described herein) incurred in such cooperation. Baxalta shall not enter into any agreement, consent order or other resolution of a claim by or against a Third Party that affects the Trademarks without Baxter’s prior written approval. To the extent Baxter’s failure to approve such agreement, consent order or other resolution would result in a materially adverse effect on Baxalta’s use of the Trademarks that are the subject thereof, approval shall not be unreasonably withheld or delayed. Baxalta shall advise Baxter immediately if it becomes aware of any unauthorized use of the Trademarks by any Third Party. Baxalta shall take no steps to contact such Third Party without Baxter’s prior written permission.

(c) If Baxalta becomes aware of information (including a Third Party complaint) relating to any product or other Material bearing a Trademark that indicates that such product or Material may not conform to a quality standard at least as high as the historical quality of such products and associated labels manufactured by or on behalf of Baxter or any of its Subsidiaries prior to the Effective Time, or that potential adulteration, misbranding, or other issues have arisen that relate to the safety or efficacy of such product or Material, it shall promptly so notify Baxter. At Baxter’s instruction, Baxalta shall promptly correct any nonconformity with such standard. Baxter shall have the right, from time to time upon notice to Baxalta, itself or through a Third Party auditor, to conduct an audit of Baxalta’s or its manufacturer’s facilities to verify that the products or Materials meet such standard. As part of such audit, Baxter or its Third Party auditor shall have the right to inspect the products or Materials. Additionally, upon Baxter’s request from time to time, Baxalta shall provide to Baxter representative samples of any such products or Materials to verify compliance with such standard.

(d) To the extent Baxalta is requested by Baxter to do so, Baxalta shall reasonably assist Baxter, at Baxter’s cost and upon its reasonable request, in complying with any formalities to properly maintain and protect Baxter’s Trademark under applicable Law, including, but not limited to, executing applications for recordation of Baxalta as a registered user with the appropriate authorities (e.g. by executing a short-form trademark license consistent with this Agreement for recordal purposes) and any and all other instruments and documents as may be reasonably necessary or advisable to properly maintain and protect the interests of Baxter in the Trademarks. For the duration of the Term and a period of at least five (5) years thereafter, Baxalta shall keep proper records and shall preserve suitable evidence that the Trademark has been used. At any time up to five years following the Term, on request, Baxalta shall provide Baxter promptly and in any event within fifteen (15) Business Days with documentary evidence (e.g. invoices, brochures, packaging, advertising or promotion materials related to the Trademark) that evidences proper use of the Trademark for a period of no less than five (5) years preceding Baxter’s request.

5.	TERM

(a) The term of this Agreement (including any extension agreed upon in writing by Baxter and subject to Section 5(e), the “Term”) shall be determined as follows:

(i) For uses of the Trademarks on stationery, letterhead, business cards, signage and similar uses, six months from the Distribution Date; and

(ii) For all other uses of the Trademarks in accordance with this Agreement, the later of (A) three years from the Separation Date and (B) one year after the local closing (or other sale, transfer or wind-down) of a Deferred Baxalta Local Business to the extent of the use of the Trademarks in the operation of such Deferred Baxalta Local Business.

(b) Notwithstanding the expiration of the Term, Baxalta shall be entitled to use existing Materials bearing the Trademarks that were produced in the ordinary course of business prior to the conclusion of the Term in the same manner as was permitted during the Term (including subject to Section 5(e) below) and shall not be required to recall or withdraw uses of the Trademarks from the market; provided that such use shall not continue beyond (i) 18 months with respect to Materials other than inventory and Materials that accompany such inventory in the ordinary course of business and (ii) the expiration date of any inventory having a shelf life (including the Materials that accompany such inventory in the ordinary course of business).

(c) In the event that Baxalta is unable to discontinue use of the Trademarks within the Term despite use of commercially reasonable efforts, Baxalta may request in writing from Baxter consent for an appropriate extension, such consent not to be unreasonably withheld. The consent request shall contain a detailed explanation as to why Baxalta is unable to discontinue use of the Trademarks, together with a copy of all applicable supporting documentation.

(d) At the end of the Term, (or in the case of an extension pursuant to Section 5(b) or 5(c), upon the conclusion of that extension), Baxalta shall, to the extent reasonably practical, cause to be destroyed, removed or obliterated all remaining Materials (regardless of medium) controlled by Baxalta on or in which any of the Trademarks appear.

(e) Notwithstanding the foregoing, Baxalta shall use commercially reasonable efforts to take all such actions as are necessary (including obtaining, as soon as practicable, all necessary permits) to allow it to conduct the Baxalta Business without using the Trademarks, and shall discontinue its use of the Trademarks as soon as reasonably practicable in each jurisdiction (subject to run-off use in accordance with Section 5(b)). For the avoidance of doubt, the Term for any Trademark shall expire on a rolling basis (including by product or jurisdiction once Baxalta is able to market and sell such product in any such jurisdiction without the use of such Trademark) upon Baxalta having the ability to conduct the Baxalta Business without the use of such Trademark, subject to Section 5(b) and 5(c).

6.	TERMINATION

Notwithstanding anything to the contrary contained herein, Baxter shall have the right to immediately terminate this Agreement if Baxalta breaches any of its obligations under this Agreement and fails to cure such breach within forty-five (45) days following receipt of written notice from Baxter, or such other reasonable period of time as agreed upon in writing by the Parties.

7.	ASSIGNABILITY

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(b) Baxalta may grant sublicenses hereunder solely to bona fide Third Party collaborators, co-marketers, distributors or other commercial partners of Baxalta or its Subsidiaries, in each case, only to the extent such sublicense is: (i) pursuant to a written agreement with Baxalta or its Subsidiaries; and (ii) reasonably necessary for and limited to the purpose of the research, development, collaboration, co-marketing, distribution or other similar arrangement with Baxalta or its Subsidiaries within the scope of use permitted in this Agreement. Baxalta shall provide notice to Baxter of each sublicense granted hereunder, and shall provide Baxalta with the name and address of each sublicensee and a description of the rights granted;

provided such notice requirement does not apply to research agreements, clinical study agreements, investigator initiated studies, service agreements, manufacturing agreements, distribution agreements, promotion agreements and the like that may contain a limited express or implied sublicense to perform the research, study, services or other activities that are the subject of said agreement.

(c) Except as set forth in Section 7(b), Baxalta shall not assign, subcontract, transfer, or otherwise dispose of its rights, duties or obligations under this Agreement without the prior written consent of Baxter, which may be granted or refused in Baxter’s sole discretion, except that Baxalta may assign the Agreement in connection with (i) a sale of all or substantially all of the assets of the Baxalta Business so long as Baxalta remains directly liable for all obligations hereunder and the assignee assumes all the obligations of Baxalta thereto or (ii) a sale of a product line, so long as Baxalta remains directly liable for all obligations hereunder and the assignee assumes all the obligations of Baxalta thereto.

(d) Baxter may assign the Agreement in whole in connection with (i) a sale of all or substantially all of the assets of Baxter so long as Baxter remains directly liable for all obligations hereunder and the assignee assumes all the obligations of Baxter thereto or (ii) a sale of a product line or other part of the business responsible for providing the applicable services under the Ancillary Agreements, so long as Baxter remains directly liable for all obligations hereunder and the assignee assumes all of the obligations of Baxter thereto.

8.	COMPLIANCE WITH LAWS

Baxalta shall ensure that its use of the Trademarks and the use of the Trademarks by its Subsidiaries and their respective sublicensees shall comply in all respects with applicable Laws. In the event that the Law of a particular jurisdiction includes additional requirements that are necessary to prevent a Trademark from becoming invalid or unenforceable other than registration of a Trademark (e.g., trademark notices of marking requirements, if required by the Laws of a jurisdiction), then, at the request of a party, the other party shall reasonably cooperate to assist in implementing or otherwise reasonably satisfying such requirements, and the requesting party shall reimburse the other party for its reasonable costs and expenses incurred in connection therewith.

9.	SUBSIDIARIES

Baxter shall cause to be performed, and hereby guarantees (subject to the limitations set forth in Section 1(b)) the performance of, all actions, agreements and obligations set forth herein to be performed by a Baxter Subsidiary and Baxalta shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Baxalta Subsidiary.

10.	SURVIVAL OF COVENANTS

Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the term of this Agreement and shall remain in full force and effect thereafter.

11.	AMENDMENTS

No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

12.	MISCELLANEOUS

(a) Capitalized terms not defined herein shall have the meanings assigned to them in the Distribution Agreement.

(b) Articles VII and IX of the Distribution Agreement are hereby incorporated into this Agreement by reference; provided that in the event of any conflict between the express terms of any other Section of this Agreement (including references to any Ancillary Agreement) and the Distribution Agreement, then this Agreement shall control to the extent of such conflict.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

BAXTER INTERNATIONAL INC.

Signed:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	Corporate Vice President
Date:	June 30, 2015

BAXALTA INCORPORATED

Signed:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	Corporate Vice President and Chief Financial Officer
Date:	June 30, 2015

Schedule A

Trademarks

1.	Baxter